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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:
/ /	Preliminary Information Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
/x/	Definitive Information Statement

VALUECLICK, INC.
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box)
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
    (1)
    Title of each class of securities to which transaction applies:

    (2)
    Aggregate number of securities to which transaction applies:

    (3)
    Per unit price or other value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

    (4)
    Proposed maximum aggregate value of transaction:

    (5)
    Total fee paid:

/ /	Fee paid previously with preliminary materials.

/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)
    Amount Previously Paid:

    (2)
    Form, Schedule or Registration Statement No.:

    (3)
    Filing Party:

    (4)
    Date Filed:

Note. Where any item, other than Item 4, calls for information with respect to any matter to be acted upon at the meeting or, if no meeting is being held, by written authorization or consent, such item need be answered only with respect to proposals to be made by the registrant. Registrants and acquirees that meet the definition of "small business issuer" under Rule 12b-2 of the Exchange Act (§240.12b-2) shall refer to the disclosure items in Regulations S-B (§228.10 et seq. of this chapter) and not Regulation S-K (§229.10 et seq. of this chapter). If there is no comparable disclosure item in Regulation S-B, small business issuers need not provide the information requested. Small business issuers shall provide the financial information in Item 310 of Regulation S-B in lieu of any financial statements required by Item 1 of §240.14c-101.

VALUECLICK, INC.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 92618

NOTICE OF ACTION TAKEN BY
WRITTEN CONSENT OF MAJORITY
STOCKHOLDERS

TO OUR STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN to all stockholders that an action of the stockholders of ValueClick, Inc. was taken by the majority of our stockholders in accordance with Section 228 of the Delaware General Corporation Law to approve an amendment to our 1999 Stock Option Plan to increase the number of shares of common stock reserved for issuance under the 1999 Stock Option Plan from 4,000,000 to 5,000,000 shares.

    No action is required by you. The accompanying information statement is furnished only to inform our stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Act of 1934. This information statement is being mailed to you on or about April 19, 2001.

    We are not asking you for a proxy and you are requested not to send us a proxy.

                      By order of the Board of Directors,

                      James R. Zarley
                      Chairman and Chief Executive Officer

Westlake Village, California
April 19, 2001

VALUECLICK, INC.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 92618

INFORMATION STATEMENT REGARDING
ACTION TAKEN BY WRITTEN CONSENT OF
MAJORITY OF STOCKHOLDERS

    We are furnishing this stockholder information statement to you to provide you with information and a description of an action taken by written consent of a majority of our stockholders taken on December 14, 2000, in accordance with Section 228 of the Delaware General Corporation Law. This action was taken by the persons or entities which collectively own in excess of the required majority of our outstanding common stock necessary for the adoption of the action. On July 28, 2000, the audit committee of our Board of Directors authorized us to apply for an exception from the Nasdaq Market Rule which would have required us to hold a special meeting of our stockholders to approve this action even though we already had the required majority stockholder approval. The Nasdaq granted the exception on January 22, 2001.

    We are not asking you for a proxy and you are requested not to send us a proxy.

    This information statement is being mailed on or about April 19, 2001 to stockholders of record on April 19, 2001. The information statement is being delivered only to inform you of the corporate action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934.

General

    Our Board of Directors unanimously approved an amendment to our 1999 Stock Option Plan, subject to appropriate stockholder approval, to increase the number of shares reserved for issuance under our 1999 Stock Option Plan from 4,000,000 to 5,000,000 shares. Approval of the amendment required the consent of the holders of a majority of our outstanding common stock. On December 14, 2000, a majority of our stockholders approved the amendment to the 1999 Stock Option Plan by action taken by written consent. The amendment to the plan will be effective on or about May 10, 2001. No meeting of stockholders will be held concerning this matter.

    Our Board of Directors believes this amendment is in the best interests of our company and our stockholders. As of December 31, 2000, of the 4,000,000 shares that were reserved for issuance under the 1999 Stock Option Plan, only 59,294 remained available for future grant. We believe that in order to attract, retain and motivate officers, employees and non-employee directors, the number of shares available for issuance under the 1999 Stock Option Plan must be increased. While we recognize the possible dilutive effect on our stockholders, we believe, on balance, that the incentive that is provided by the opportunity to participate in the growth and earnings of our company through the granting of awards to acquire ValueClick common stock is important to our success and, accordingly, will benefit ValueClick and its stockholders.

Security Ownership of Certain Beneficial Owners and Management

    The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2001 for each of the following persons:

  •
  each of our directors and each of our chief executive officer and our highest compensated executive officers with an annual salary and bonus exceeding $100,000 during 2000;

  •
  all directors and executive officers as a group; and

  •
  each person who is known by us to own beneficially five percent or more of our common stock.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of March 31, 2001 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the table, each person and entity named in the table has sole voting and sole investment power with respect to the shares set forth opposite its name. Applicable ownership is based on 36,440,071 shares of common stock outstanding as of March 31, 2001.

	Shares Beneficially Owned
Name of Stockholder(1)	Number	Percent
Named executive officers and directors:
James R. Zarley(2)	1,546,988	4.2%
Samuel J. Paisley(3)	25,000	*
Kurt A. Johnson(4)	150,000	*
Peter Wolfert	—	*
Steven J. Umberger(5)	1,006,232	2.8%
John H. Schwenk(6)	237,038	*
Earl A. Malm II(7)	554,502	1.5%
Brian Coryat(8)	4,680,164	12.8%
David S. Buzby(9)	461,564	1.3%
Robert D. Leppo	999,732	2.7%
Martin T. Hart(10)	503,702	1.4%
Jeffrey E. Epstein(11)	7,878,562	21.6%
Barry Salzman(12)	7,878,562	21.6%
5% Stockholders:
DoubleClick, Inc.(13)	7,878,562	21.6%
Taj Chahal(14)	1,818,132	5.0%
Gurbaksh Chahal(15)	2,597,323	7.1%
All directors and executive officers as a group (11 persons)(16)	18,043,484	47.6%

*
Less than one percent.

(1)
Unless otherwise indicated, the address of each person set forth above is in care of ValueClick, Inc., 4360 Park Terrace Drive, Suite 100, Westlake Village, California 92618.

(2)
Includes (a) 300,000 shares of common stock issuable upon exercise of stock options at a price of $0.25 per share, which are presently exercisable or will become exercisable within 60 days from March 31, 2001, and (b) 364,445 shares of common stock issuable upon exercise of stock options at a price of $1.00 per share, which are presently exercisable or will become exercisable within 60 days from March 31, 2001.

(3)
Represents 25,000 shares of common stock issuable upon exercise of stock options at a price of $11.00 per share, which are presently exercisable or will become exercisable within 60 days from March 31, 2001.

(4)
Represents 150,000 shares of common stock issuable upon exercise of stock options at a price of $1.00 per share, which are presently exercisable or will become exercisable within 60 days from March 31, 2001.

(5)
Includes (a) 162,210 shares of common stock held by Margaret Norine Davis, as Trustee of the Steven J. Umberger 1999 Grantor Annuity Trust and (b) 38,021 shares of common stock issuable upon exercise of stock options at a price of $11.00 per share, which are presently exercisable or will become exercisable within 60 days from March 31, 2001.

(6)
Includes 200,000 shares of common stock issuable upon exercise of stock options at a price of $0.25 per share, which are presently exercisable or will become exercisable within 60 days from March 31, 2001.

(7)
Includes 413,600 shares of common stock issuable upon exercise stock options at a price of $1.00 per share, which are presently exercisable or will become exercisable within 60 days from March 31, 2001.

(8)
Represents (a) 125,000 shares of common stock held by Brian Coryat, as Trustee of The Bryan Coryat Trust No. 1 and (b) 4,555,164 shares held by Brian Coryat and Rosario Coryat, as Co-Trustees of the Coryat Family Living Trust, dated 4/21/99, for the benefit of Mr. Coryat's family.

(9)
Includes 146,342 shares of common stock held by the Buzby-Vasan 1997 Trust.

(10)
Represents 503,702 shares of common stock held by H Investment Company LLC. Mr. Hart is the managing partner of H Investment Company LLC.

(11)
Reflects 7,872,562 shares of common stock owned by DoubleClick, Inc. and does not include shares issuable upon exercise of the DoubleClick warrant, described more fully in footnote 13 below. Mr. Epstein is the Executive Vice President of DoubleClick, Inc.

(12)
Reflects 7,878,562 shares of common stock owned by DoubleClick, Inc. and does not include shares issuable upon exercise of the DoubleClick warrant, described more fully in footnote 13 below. Mr. Salzman is the President of Global Media of DoubleClick, Inc.

(13)
The address of DoubleClick, Inc. is 450 West 33rd Street, 16th Floor, New York, New York 10001. Excludes an indeterminate number of shares of our common stock issuable upon exercise of a common stock purchase warrant at $21.76 per share. The number of shares of our common stock which DoubleClick may purchase under the warrant is that number of shares which, when added to the shares of our common stock purchased by DoubleClick under the purchase agreement and any other shares of our common stock subsequently purchased by DoubleClick, would cause DoubleClick and its affiliates to hold 45% of all outstanding ValueClick common stock on a fully-diluted basis.

(14)
The address of Taj Chahal is in care of ClickAgents, Inc., 46177 Warm Springs Boulevard, Fremont, California 94539.

(15)
The address of Gurbaksh Chahal is in care of ClickAgents, Inc. 46177 Warm Springs Boulevard, Fremont, California 94539.

(16)
Includes (a) 500,000, 928,045 and 63,021 shares of common stock issuable upon the exercise of stock options with a price of $0.25, $1.00 and $11.00 per share, respectively, which are presently exercisable or will become exercisable within 60 days of March 31, 2001 and (b) 7,878,562 shares of common stock owned by DoubleClick, Inc. and does not include shares issuable upon the exercise of the DoubleClick Warrant. Messrs. Epstein and Salzman are the Executive Vice President and President of Global Media of DoubleClick, Inc., respectively.

The DoubleClick Investment

    On February 28, 2000, we completed a strategic investment transaction with DoubleClick, Inc., a leading worldwide provider of Internet advertising solutions for advertisers and Web publishers. The terms of this agreement involved an investment by DoubleClick of approximately $95.8 million in ValueClick and possible additional investments by DoubleClick in the future. DoubleClick's common stock is quoted on the Nasdaq National Market under the symbol "DCLK." Under the terms of the investment, DoubleClick acquired approximately 30% of our fully diluted outstanding common stock and a 15-month warrant to acquire additional shares of our common stock at $21.76 per share for an amount of shares so that DoubleClick could own up to 45% of our fully diluted capital stock.

    ValueClick and certain of its principal stockholders have also agreed to grant certain additional rights to DoubleClick, including an agreement to elect designees of DoubleClick to our Board of Directors, a right of first offer in connection with future sales of shares of our capital stock and a right of first offer in the event of a sale of ValueClick. In addition, in connection with the strategic transaction with DoubleClick, we entered into a DART services agreement with DoubleClick relating to DoubleClick's dynamic ad matching, targeting and delivery technology.

Executive Compensation

    The following table sets forth certain summary information concerning the compensation earned by our chief executive officer and other executive officers whose cash compensation exceeded $100,000 for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2000 and 1999, respectively. We refer to these individuals as named executive officers in this information statement.

Summary Compensation Table

						Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position					Other Annual Compensation ($)	Securities Underlying Options (#)		All Other Compensation ($)
	Year	Salary ($)		Bonus ($)
James R. Zarley Chairman, Chief Executive Officer and President	2000 1999	252,083 123,750	(1) (2)	— 110,000	— —	— 1,400,000		— —
Brian Coryat Founder and former Vice Chairman	2000 1999	100,000 139,290	(3) (4)	— 110,000	— —	— —		3,000 3,000	(11) (11)
Earle A. Malm II Vice Chairman and former President and Chief Operating Officer	2000 1999	281,250 87,500	(5)	— 110,000	— —	500,000 413,600	(10)	— —
Kurt A. Johnson Chief Financial Officer and Secretary	2000 1999	130,000 78,833	(6)	— 110,000	— —	— 150,000		3,900 650	(11) (11)
Samuel J. Paisley Chief Operating Officer	2000 1999	100,000 —	(7)	25,000 —	— —	100,000 —		1,875	(11)
Peter Wolfert Chief Information Officer	2000 1999	103,077 —	(8)	— —	— —	150,000 —		1,042 —	(11)
John H. Schwenk Former Chief Technology Officer	2000 1999	110,000 74,295	(9)	12,500 —	— —	— 200,000		3,000 750	(11) (11)

(1)
Mr. Zarley's base salary decreased from $300,000 to $200,000 in August 2000.

(2)
Mr. Zarley commenced his employment in February 1999 at a base salary of $150,000.

(3)
Mr. Coryat ceased receiving his base salary of $150,000 effective September 2000.

(4)
Mr. Coryat's base salary increased from $120,000 to $150,000 in May 1999. Salary information reflects Mr. Coryat's employment as our President for the year ended December 31, 1999.

(5)
Mr. Malm commenced his employment in June 1999 at a base salary of $150,000. Salary information reflects Mr. Malm's employment as our Chief Marketing Officer for the year ended December 31, 1999. Mr. Malm relinquished his duties as President and Chief Operating Officer in December 2000 and became Vice Chairman.

(6)
Mr. Johnson commenced his employment in May 1999 at a base salary of $130,000.

(7)
Mr. Paisley commenced his employment in March 2000 at a base salary of $150,000.

(8)
Mr. Wolfert commenced his employment in June 2000 at a base salary of $200,000.

(9)
Mr. Schwenk commenced his employment in April 1999 at a base salary of $100,000.

(10)
The grant of 500,000 options was surrendered pursuant to Mr. Malm's December 2000 employment agreement.

(11)
Represents 401(k) matching contributions paid by us on executive's behalf.

Stock Options Granted During 2000

    The following table sets forth certain information regarding options to purchase common stock granted to named executive officers during 2000 including the potential realizable value over the ten-year term of the options, based on assumed annually compounded rates of stock value appreciation. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. No stock appreciation rights were granted to these individuals during the year.

    These options were granted under our 1999 Stock Option Plan. See "—Employment Agreements" for more information on the vesting of the option shares.

    The following table sets forth information regarding the option grants to our named executive officers. All the options were granted at an exercise price which our Board of Directors believed to be equal to the fair market value of our common stock on the date of grant. The potential realizable values set forth in the table are computed by:

  •
  multiplying the number of shares of common stock subject to the option the exercise price per share for each option;

  •
  assuming that the stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

  •
  subtracting that result from the total option exercise price. The 5% and 10% values assume annual rates of stock price appreciation as mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2000
				Exercise Price Per Share	Expiration Date
Name						5%	10%
Earl A. Malm II	500,000	(1)	25.9%	$11.00	2/14/10	$3,458,920	$8,765,583
Samuel J. Paisley	100,000		5.2%	$11.00	3/27/10	$691,784	$1,753,117
Peter Wolfert	150,000		7.8%	$8.03	7/12/10	$757,504	$1,919,663
Brian Coryat	—		—	—	—	—	—
James R. Zarley	—		—	—	—	—	—
Kurt A. Johnson	—		—	—	—	—	—
John H. Schwenk	—		—	—	—	—	—

(1)
The grant of 500,000 options were surrendered pursuant to Mr. Malm's December 2000 employment agreement.

Aggregate Option Values at December 31, 2000

    The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2000 by our named executive officers. Also reported are values of "in-the-money" options, which represent the positive spread between the exercise prices of outstanding stock options and $4.94, the fair market value per share at December 31, 2000.

		Value Realized (Market Price at Exercise Less Exercise Price)	Number of Securities Underlying Unexercised Options at December 31, 2000
	Number of Shares Acquired on Exercise
					Value of Unexercised In-the-Money Options at December 31, 2000
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Earl A. Malm II	—	—	517,767	395,833	$1,628,550	—
Samuel J. Paisley	—	—	—	100,000	—	—
Peter Wolfert	—	—	—	150,000	—	—
Brian Coryat	—	—	—	—	—	—
James R. Zarley	455,555	$8,424,990	547,778	396,667	$2,381,915	$1,561,876
Kurt A. Johnson	—	—	131,250	18,750	$516,797	$73,828
John H. Schwenk	—	—	161,000	39,000	$754,688	$182,813

Employee Benefit Plans

Summary description of the amendment and the 1999 Stock Option Plan

  1999 Stock Option Plan

    In May 1999, the Board of Directors adopted and the stockholders approved our 1999 Stock Option Plan. Under the 1999 plan, the Board, or its designated administrators, have the flexibility to determine the type and amount of awards to be granted to eligible participants. Employee directors do not participate in votes concerning issuances of stock options to themselves.

    Purpose, structure, awards and eligibility.  The 1999 plan is intended to secure for us and our stockholders the benefits arising from ownership of common stock by individuals employed or retained by us who will be responsible for our future growth. The plan is intended to strengthen us and our subsidiaries by attracting and retaining competent directors, officers and employees by giving them an incentive to contribute to our success.

    The plan administrators may grant incentive stock options or non-statutory stock options under the 1999 plan. The options may be awarded under the 1999 plan for any term not to exceed ten years from the date the option is granted, except for the case of incentive stock options granted to principal stockholders holding 10% of our outstanding common stock in which case the term shall be no longer than five years from the date the option is granted.

    Directors, officers, and all full-time salaried employees or consultants of us or our subsidiaries who contribute to the growth and success of the business are eligible to be selected by the plan administrators to participate in the 1999 plan. As of December 31, 2000, we had approximately 224 full-time employees and nine directors who were eligible to participate in the 1999 plan. Employees, including employee officers and directors, of us or our subsidiaries may be granted either incentive stock options or non-statutory stock options, while consultants, including non-employee officers and directors, may only be granted non-statutory stock options. Participants in the 1999 plan do not pay consideration for the grant of options under the 1999 plan.

    Shares subject to 1999 Stock Option Plan.  We have authorized and reserved for issuance an aggregate of 5,000,000 shares of our common stock under the 1999 plan, including the additional 1,000,000 shares which are the subject of this notice. The shares of common stock issuable under the 1999 plan may be authorized but unissued shares, shares issued and reacquired by us or shares purchased by us on the open market. If any of the awards granted under the 1999 plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the 1999 plan.

    Effective date and duration.  The 1999 plan became effective upon its adoption by the Board of Directors in May 1999. The plan will continue in effect for 10 years from the date of its adoption unless sooner terminated by the Board of Directors. In the event of a merger or consolidation in which ValueClick is not the surviving corporation, and such surviving corporation refuses to assume a substitute option as provided in the plan, such options shall become fully exercisable for a period of 15 days of the date of notice from the Board.

    Administration.  The 1999 plan is administered by the full Board of Directors, or at the discretion of the Board, by a Stock Option Committee appointed by the Board. The Stock Option Committee shall consist of no less than two members of the Board who are:

  •
  non-employee directors within the meaning of the Rule 16b-3 promulgated under the Securities Exchange Act of 1934, so long as non-employee director administration is required under Rule 16b-3; and

  •
  outside directors as defined in section 162(m) of the Internal Revenue Code of 1986, so long as outside directors are required by the Code.

    Subject to the above limitations, the Board of Directors may from time to time remove members from the committee and fill all vacancies on the committee, however caused. The program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may interpret, prescribe, amend, and rescind rules and regulations in accordance with the terms of the 1999 plan.

Federal Income Tax Consequences

Option Grants

    Options granted under the 1999 plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

    Incentive Options.  No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

    Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of the shares on the exercise date over (ii) the exercise price paid for those shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

    If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.

    Non-Statutory Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date those shares vest over (ii) the exercise price paid for such shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

    We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our company's taxable year in which such ordinary income is recognized by the optionee.

Deductibility of executive compensation

    We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible by us without limitation under Code Section 162(m).

New plan benefits

    We have not yet granted any options under the 1999 plan on the basis of the 1,000,000 share increase that is discussed in this notice. Additional benefits or amounts that will be allocated to potential participants in the Plan are not determinable.

Outstanding Option Grants Under the 1999 Stock Option Plan

    The table below shows, as to our executive officers and as to the various indicated groups, the following information with respect to options granted under the 1999 plan at December 31, 2000: (1) the number of shares of common stock subject to options granted, and (2) the weighted average exercise price per share of those options.

	Number of Securities Underlying Options at December 31, 2000	Weighted Average Exercise Price
James R. Zarley Chairman, Chief Executive Officer and President	944,445	$0.76
Brian Coryat Founder and former Vice Chairman	—	—
Earle A. Malm II Vice Chairman and former President and Chief Operating Officer	913,600	6.47
Samuel J. Paisley Chief Operating Officer	100,000	11.00
Kurt A. Johnson Chief Financial Officer and Secretary	150,000	1.00
Peter Wolfert Chief Information Officer	150,000	8.03
John H. Schwenk Former Chief Technology Officer	200,000	0.25
All current directors who are not executive officers	—	—
All current executive officers as a group	2,258,045	4.02
All employees who are not executive officers(1)	1,521,903	4.76

(1)
This category only includes those employees who were employed by us as of December 31, 2000.

  401(k) Retirement Plan

    We adopted an amended 401(k) defined contribution retirement plan in May 1999 which became effective in July 1999. The plan covers all full-time employees. Employees become eligible to participate in the plan after they have worked for a three-consecutive month period, commencing on the date of hire, and for which the employee is credited with at least 1,000 paid hours, including vacation, sickness, disability, leave of absence and back pay. The plan provides for voluntary employee contributions up to 20% of annual compensation, subject to the maximum limit allowed by the Internal Revenue Service guidelines, which is currently $10,500 annually. We may make matching contributions to each participating employee based on his or her voluntary contributions to the plan. We may also make discretionary contributions to the plan at our sole discretion. For the year ended December 31, 2000 we contributed approximately $75,000 to the plan.

  Indemnification of Directors and Officers

    We have included in our Certificate of Incorporation a provision indicating that, to the extent permitted by the Delaware General Corporation Law, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

    Our Bylaws provide for the indemnification of our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless such indemnification is expressly required to be made by law, the proceeding was authorized by our Board of Directors or such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the Delaware General Corporation Law. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with such proceeding on receipt of an undertaking by or on behalf of such person to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our Bylaws or otherwise.

    We have entered into indemnification agreements with our directors and some of our officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and officers against liabilities that may arise because of their status or service as directors or officers, except for liabilities arising from willful misconduct of a culpable nature, advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and obtain directors' and officers' liability insurance if it is maintained for other directors or officers. These agreements do not require us to indemnify our directors and officers in situations where:

  •
  the remuneration paid to the director or officer is determined by final judgment to be in violation of law;

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  a judgment is rendered against the director or officer for an accounting of profits made from the purchase or sale of our securities pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934;

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  the director or officer's conduct is adjudged to have been knowingly fraudulent or deliberately dishonest, or constitutes willful misconduct; or

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  a court determines that indemnification under the circumstances is not lawful.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Employment Agreements

    We have entered into employment agreements with each of Messrs. Zarley, Malm, Schwenk, Johnson, Paisley and Wolfert. Under these agreements, each of them is entitled to a base salary as set forth in the table below. In connection with these agreements, we have granted each of them options to purchase shares of our common stock under our 1999 Stock Option Plan as set forth in the table below. We entered into employment agreements with Mr. Malm in June 1999, February 2000 and December 2000. The June 1999 employment agreement was entered into in connection with Mr. Malm's employment as our Chief Marketing Officer. The February 2000 agreement was entered into in connection with Mr. Malm's appointment as our President and Chief Operating Officer. Under the December 2000 agreement, Mr. Malm resigned as President and Chief Operating Officer of ValueClick and was appointed Vice Chairman. Under these agreements, Mr. Malm remains entitled to the 413,600 options granted under the June 1999 agreement, and has agreed to surrender the 500,000 options granted under the February 2000 agreement. In addition, under the December 2000 agreement, Mr. Malm will be entitled to be reimbursed for the value, if any, of his surrendered options which would have been vested at the time of the eventual termination of that agreement. Of the options granted under the agreements discussed above, 600,000 of the options granted to Mr. Zarley, all of the options granted to Mr. Malm under his June 1999 employment agreement, 100,000 of the options granted to Mr. Schwenk, and 75,000 of the options granted to Mr. Johnson became immediately exercisable upon the closing of our initial public offering.

Options Granted Under Employment Agreements

Name	Base Salary			Number of Securities Underlying Options		Exercise Price		Expiration Date
James R. Zarley		$200,000		800,000 600,000	(1) (1)	$ $	0.25 1.00	May 13, 2009 May 19, 2009
Earle A. Malm II	$ $	150,000 300,000	(2) (4)	13,600 400,000 500,000	(3) (3) (5)	$ $ $	1.00 1.00 11.00	May 14, 2009 June 1, 2009 February 14, 2010
Kurt A. Johnson		$130,000		150,000	(6)		$1.00	May 24, 2009
John H. Schwenk		$100,000		200,000	(7)		$0.25	May 13, 2009
Samuel J. Paisley		$150,000	(8)	100,000	(9)		$11.00	March 27, 2010
Peter Wolfert		$200,000	(10)	150,000	(11)		$8.03	July 12, 2010

(1)
150,000 of Mr. Zarley's options became exercisable in June 1999. 450,000 of the options became exercisable upon the closing of our initial public offering. An additional 155,555 of Mr. Zarley's options became exercisable in December 1999. The remaining 644,445 options become exercisable in equal monthly installments over 29 months beginning April 2000.

(2)
Reflects salary and options provided in Mr. Malm's June 1999 employment agreement. Except for the options granted under Mr. Malm's June 1999 employment agreement, all other provisions of the June 1999 and February 2000 employment agreements have been superseded by Mr. Malm's December 2000 employment agreement.

(3)
These options are currently exercisable.

(4)
Reflects compensation provided in Mr. Malm's February 2000 and December 2000 employment agreements.

(5)
The grant of 500,000 options was surrendered pursuant to Mr. Malm's December 2000 employment agreement.

(6)
25,000 of Mr. Johnson's options became exercisable in November 1999. 75,000 options became exercisable upon the closing of our initial public offering. The remaining 75,000 options vested over the 12 months ended March 2001.

(7)
100,000 options became exercisable upon the closing of our initial public offering and the remaining 100,000 options vested over the 12 months ended March 2001.

(8)
Reflects compensation and options provided in Mr. Paisley's March 2000 employment agreement.

(9)
Mr. Paisley's options vest annually over a four year term commencing March 29, 2001.

(10)
Reflects compensation and options provided in Mr. Wolfert's July 2000 employment agreement.

(11)
Mr. Wolfert's options vest annually over a four year term commencing July 12, 2001.

    All of the current employment agreements described above may be terminated at any time by either party upon ten days' notice. These employment agreements continue until terminated by either us or the employee. Mr. Malm will be entitled to all salary, stock options and health and welfare benefits he would have been entitled to until December 31, 2001 if we terminate his employment for other than cause or if he is terminated for any reason following a change of control prior to such date. Under Mr. Johnson's employment agreement, if we terminate Mr. Johnson's employment in connection with, or following and by reason of, the transfer of ownership of 50% or more of ValueClick, he will be entitled to severance equal to one year's salary.

Interests of Certain Persons in the Transaction

    The amendment to the 1999 Stock Option Plan was unanimously approved by our Board of Directors. Each of our directors and executive officers, as well as our employees are eligible to receive grants of options pursuant to the 1999 plan. As of the date of this information statement, we have not granted any options covered by the additional 1,000,000 shares reserved under the 1999 plan. Each of our directors owns or has voting control over the number of outstanding shares of our common stock set forth in the table on page 2 of this information statement entitled "Security Ownership of Certain Beneficial Owners and Management."

Vote Required

    Under Delaware law, the record date for such action, which determines the stockholders entitled to vote on such action, was December 14, 2000, the date that written consents signed by a sufficient number of holders to take the action was declared to us.

    On December 14, 2000, we had 33,702,947 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. We needed the affirmative vote of at least a majority of the outstanding shares of our common stock to adopt the proposed amendment to our 1999 plan. By Action of Written Consent, dated December 14, 2000, holders representing 17,754,350 shares of common stock or 52.7% of the shares of common stock approved the proposed amendment. All of the 17,754,350 shares of common stock approving the amendment is owned, directly or indirectly, by our directors, executives and DoubleClick. All share numbers and prices reported in this information statement reflect a two-for-one stock split that was effected in October 1999 and a two-for-one stock split that was effected in March 2000.

    You have no right under the Delaware General Corporation Law or under any our certificate of incorporation or Bylaws to dissent from any of the provisions in this amendment.

APPENDIX A
AMENDMENT TO 1999 STOCK OPTION PLAN

     VALUECLICK, INC.
1999 STOCK OPTION PLAN
PLAN AMENDMENT

    The ValueClick, Inc. 1999 Stock Option Plan (the "Plan") is hereby amended, effective May 10, 2001, as follows:

    1.  The first sentence of Section 1 is hereby amended to read as follows:

    The Company shall reserve FIVE MILLION (5,000,000) shares (the "Shares") of its Common Stock, with a par value $0.001 (the "Common Stock") to be issued upon exercise of the Options which may be granted from time to time under this Plan (the "Options").

    2.  Except as modified by this Plan Amendment, all the existing terms and provisions of the Plan shall continue in full force and effect.

    IN WITNESS WHEREOF, ValueClick, Inc. has caused this Plan Amendment to be executed on its behalf by its duly authorized officer on this 10th day of May, 2001.

VALUECLICK, INC., a Delaware corporation
By:
Kurt A. Johnson Chief Financial Officer

QuickLinks

  General
  Security Ownership of Certain Beneficial Owners and Management
  The DoubleClick Investment
  Executive Compensation
Summary Compensation Table
  Stock Options Granted During 2000
  Aggregate Option Values at December 31, 2000
  Employee Benefit Plans
  Summary description of the amendment and the 1999 Stock Option Plan
  Federal Income Tax Consequences
  Deductibility of executive compensation
  New plan benefits
  Outstanding Option Grants Under the 1999 Stock Option Plan
  Employment Agreements
  Options Granted Under Employment Agreements
  Interests of Certain Persons in the Transaction
  Vote Required
APPENDIX A AMENDMENT TO 1999 STOCK OPTION PLAN